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                                LICENSE AGREEMENT
                              InFocus Systems, Inc.
                                Pixelworks, Inc.

                                February 22, 2000


         This License is entered into effective February 22, 2000 (the "Effective Date") between InFocus Systems, Inc., 27700B SW Parkway Avenue, Wilsonville, OR 97070-9215 (InFocus), and Pixelworks, Inc., 7700 Mohawk St., Tualatin, OR, 97056 (Pixelworks.) Pixelworks includes any majority-owned subsidiary of Pixelworks, Inc.

         InFocus owns U.S. patents 5,805,233 and 5,767,916 (together the "Patent"), and wishes to grant a license to the Patent to Pixelworks in exchange for certain Pixelworks stock and cash. The "Patent" also includes any extensions, continuations, continuations-in-part, divisions, reissues, and foreign equivalents of U.S. Patents 5,805,233 and 5,767,916.

         Accordingly, the parties agree as follows:

1.       LICENSE.

         1.1 GRANT. InFocus grants to Pixelworks a worldwide, paid up (excepting only the payments expressly contemplated under this Agreement), non-exclusive, nontransferrable, perpetual, royalty free license to make, have made, use, sell, offer for sale, and import products that would otherwise infringe the Patent (the "Products"). InFocus understands that the Products execute software instructions, and that the software instructions can be and are shipped, installed, sold, licensed, updated, modified, and revised separately from, but for execution in, the Products. The licensing and sublicensing to any tier of distribution of such software for development, modification, and revision, and for commercial exploitation solely on and with the Products, is expressly licensed under this Grant. Except with respect to software as just stated and as encompassed in the concept of "have made", this license does not include the right to grant further licenses or sublicenses.

         1.2 TRADE SECRETS. InFocus also grants Pixelworks a worldwide, paid up, non-exclusive, perpetual, non-transferrable, royalty free license to use trade secrets related to the problem the Patent solves and financially or functionally necessary to achieve what Pixelworks in good faith believes to be the optimal solution to that problem, and that are remembered or in records held by Pixelworks employees who were formerly employed by InFocus and who are employed by Pixelworks on the Effective Date. Trade secrets encompassed in this paragraph are called "Trade Secrets" herein.

         1.3 SOFTWARE IMPLEMENTATIONS/COVENANT NOT TO SUE. InFocus covenants not to sue third parties who run non-Pixelworks software on Products, provided that this test is met: if the same software were Pixelworks software distributed by Pixelworks, it would fall within the license grant of paragraph 1.1.

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2. DELIVERY. InFocus shall not be required to deliver any technology to
Pixelworks. InFocus shall, however, deliver to Pixelworks copies of the patent prosecution history file for the Patent, and of all pending and all final issued patents and patent claims contained therein in any jurisdiction.

3. CONSIDERATION. InFocus shall receive, in consideration for the license thus granted, 156,863 shares of Pixelworks' Series D Preferred Stock, and four quarterly payments of $600,000 each.

         3.1 TIMING AND TERMS OF CASH PAYMENTS. The first cash payment shall be due March 31, 2000, and the next three on the last day of each calendar quarter thereafter, ending December 31, 2000. Failure to make timely payment shall constitute a material breach of this Agreement in accordance with Section 5 hereof. Interest shall accrue on late payments at the lesser of 18% per year or the highest interest rate allowed under applicable law.

         3.2 TERMS OF STOCK GRANT. Pixelworks shall grant the shares of Series D Preferred Stock pursuant to the terms and conditions of Pixelworks' Series D Preferred Stock financing round. InFocus shall execute the same investment documents as are executed by all other investors in that round generally, and this Agreement shall be effective contemporaneous with the closing of that financing round.

4.       INFRINGEMENT AND OTHER LICENSES.

         4.1 INFRINGEMENTS. If Pixelworks learns of or suspects any infringement of the Patent by a third party, Pixelworks shall promptly inform InFocus of such infringement. If InFocus determines to take action to bar the infringement, InFocus may do so. As of the Effective Date and within the horizon of InFocus' reasonably foreseeable business planning process as applicable to such matters, it is InFocus' intention to take action to prevent future infringement of the Patent. InFocus makes no representations beyond a three year horizon from the date hereof. InFocus reserves the privilege of not pursuing infringers when in its good faith judgment the commercial impact of the suspected or actual infringement is outweighed by the cost of the pursuit.

         4.2 OTHER LICENSES. As of the Effective Date and within the horizon of InFocus' reasonably foreseeable business planning process as applicable to such matters, InFocus does not plan or intend to license the Patent for commercial use (other than for purposes of building products for sale or resale by InFocus) to any third party for consideration with a total value less than the total value of the consideration provided by Pixelworks under this Agreement, which value InFocus regards as commercially reasonable. InFocus makes no representations beyond a three year horizon from the date hereof. InFocus reserves the privilege of licensing its technology on terms and for consideration that in its good faith judgment are commercially reasonable for the Patent under the circumstances then prevailing for the particular transaction.

         4.3 PATENT MAINTENANCE. InFocus shall maintain each of the constituent patents in the Patent in all jurisdictions in which they or equivalents have been filed, for the statutory life of patents in those jurisdictions. The parties agree to cooperate in connection with the maintenance of the Patent and to take any and all actions necessary to transfer the necessary documents and rights required for, and to do such other things as are from time to time necessary to comply with the requirements of, this Section

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4.3. Payment of all fees and costs incurred during the term of this Agreement relating to the maintenance of the Patent shall be the responsibility of InFocus.

         4.4 COOPERATION. Pixelworks and InFocus shall keep each other promptly and fully apprised of all material developments in the maintenance of the Patent. Each party will cooperate as reasonably necessary to secure and maintain protection applicable to the Patent.

         4.5 WARRANTY OF TITLE. InFocus warrants that it has good and marketable title, and all rights necessary to grant the licenses and rights herein granted, to the Patent and to the right to exercise the claims it contains.. InFocus' liability for breach of this warranty shall be limited to return of the consideration paid.

5. COVENANT REGARDING FUTURE DISPUTES. The parties commit to meet and to discuss any disputes arising under this Agreement, including without limitation any assertions of material breach. The discussions will take place among people who from each party collectively have the authority to settle matters under discussion, in a good faith effort to resolve such matters without formal proceedings.

6. CONFIDENTIALITY. Pixelworks acknowledges that any Trade Secrets are InFocus' valuable and confidential information. Pixelworks agrees to take all reasonable steps to protect the confidentiality of those Trade Secrets, including employing the practices and procedures it uses to protect its own trade secrets. Disclosure of the Trade Secrets will be limited to Pixelworks' agents or employees on a need-to-know basis, and only after such persons have been informed of, and are subject to obligations to maintain, the Trade Secrets' confidentiality.

7. TERMINATION. Either party may terminate this Agreement by Notice, if the other commits a material breach of this Agreement which is not cured within thirty days' following Notice. Any such termination shall end the license rights granted to Pixelworks under Section 1, provided Pixelworks shall be entitled to exhaust existing inventories of Products (including as inventories Products already in production).

8.       PRESS RELEASES AND PUBLICITY.

         8.1 LEGALLY REQUIRED DISCLOSURE PERMITTED. Each party shall be permitted to make such disclosure concerning this Agreement as may be required for purposes of audit, financing or by any court or government agency, provided that each party shall take such precautions to secure confidential treatment as may be reasonably available in the particular forum. Otherwise, subject to the right to issue press releases under Section 8.2, this Agreement, its terms, and all matters leading up to it and giving rise to it are confidential, and may not be disclosed by the Parties to any outside party except those under nondisclosure obligations who have a need to know.

         8.2 PRESS RELEASES. If either party wishes to issue a press release concerning this Agreement, it shall first provide the other with a copy of the proposed release for approval. Neither party will issue a press release until after Pixelworks has completed its "quiet period" following registration, provided that InFocus may issue an internal release in the following language. No release shall be issued that describes this agreement without the approval of both parties. Each party approves a press release

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that does no more than announces this agreement in the following terms, and which may also characterize each party using that party's own usual and customary press release language to describe itself:

         InFocus Systems, Inc. and Pixelworks, Inc. have entered into a license agreement covering certain InFocus patented technology that helps digital display devices more clearly and sharply present video or other analog-source images, (party) announced today.

9.       OTHER MATTERS.

         9.1 NOTICE. "Notice" means notice given as described here. Notice will be given to Timothy M. Carlson for InFocus, and to Allen Alley for Pixelworks, at the address designated at the beginning of this Agreement. Each party can change its own Notice address and designated Notice recipient, by Notice. Notice shall be effective when actually received by the designated person, in any form that leaves a hard copy record of the notice in that person's possession. If sent certified or registered mail, postage prepaid, return receipt requested, notice is considered effective on the date on which effective delivery is first proven, but in no event later than the date the return receipt shows the notice was accepted, refused, or returned undeliverable.

         9.2 SEVERABILITY. Each clause of this agreement is severable. If any clause is ruled void or unenforceable, the balance of the agreement shall nonetheless remain in effect.

         9.3 NON-WAIVER. A waiver of one or more breaches of any clause of this agreement shall not act to waive any other breach, whether of the same or different clauses.

         9.4 ASSIGNMENT. This agreement may not be assigned by Pixelworks without the express written consent of InFocus, which consent will not be unreasonably withheld.

         9.5 GOVERNING LAW, JURISDICTION. This agreement is governed by the laws of the state of Oregon. Any action brought between the parties may be brought only in the state or federal courts located in Portland, Oregon, and in no other place unless the parties expressly agree in writing to waive this requirement. Each party consents to jurisdiction in that location. Each party consents to service of process through the method prescribed for Notice in this agreement.

         9.6 ATTORNEYS' FEES. The prevailing party in any suit, action, arbitration, or appeal filed or held concerning this agreement shall be entitled to reasonable attorneys' fees.

         9.7 REPRESENTATION. This document is the result of negotiations between parties, each of whom was represented or had the opportunity to be represented in the transaction, and has had the opportunity to have had the transactional documents reviewed by counsel of their own choice.

         9.8 INTEGRATION. This agreement is the complete agreement between the parties as of the date hereof, and supersedes all prior agreements, written or oral, excepting only the nondisclosure agreement in place between the parties, and contracts and agreements anticipated under Section 3.2 hereof. This Agreement resolves and satisfies all claims or disputes between the parties concerning the Patent, Trade Secrets, or any InFocus patents, issued or pending, as of the effective date that address the

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same set of problems solved by the Patent, arising at any point prior to the effective date hereof, and any dispute that could arise between InFocus and any Pixelworks customer (direct or indirect) with respect to that Customer's own use of Pixelworks' Products to run Customer software in a combination that could infringe the Patent. Pixelworks' direct and indirect customers are intended third party beneficiaries of this integration and resolution. This Agreement may be modified only in writing signed by the original parties hereto, or by their successors or superiors in office.


INFOCUS SYSTEMS, INC.                       PIXELWORKS, INC.


By: /s/ Mark Pruitt                         By:  /s/ Allen H. Alley
   -------------------------------               ------------------------------

Print:  Mark Pruitt                         Print:   Allen H. Alley
   -------------------------------               ------------------------------

Title:  Vice President, R&D                 Title:   President & CEO
   -------------------------------               ------------------------------

Date:   2/24/2000                           Date:    2/24/2000
   -------------------------------               ------------------------------


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